Exhibit 99.1

W. P. CAREY INC.

2009 SHARE INCENTIVE PLAN

The name of this plan is the W. P. Carey Inc. 2009 Share Incentive Plan (the “Plan”). The purpose of this Plan is to encourage and enable the officers, employees and Eligible Directors of W. P. Carey Inc., a Maryland corporation (the “Company”), and its Subsidiaries and Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

This Plan is a continuation, and amendment and restatement, of the W. P. Carey & Co. LLC 2009 Share Incentive Plan, which was sponsored by the Company’s predecessor entity W. P. Carey & Co. LLC, a Delaware limited liability company (“W. P. Carey”). The Plan was assumed by the Company on September 28, 2012, upon the consummation of the merger of W. P. Carey with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, pursuant to an Agreement and Plan of Merger, dated as of February 17, 2012. As a result of the Merger, the securities issuable pursuant to the provisions of the Plan as assumed by the Company shall now be shares of common stock of the Company.

SECTION 1

Definitions

The following terms shall be defined as set forth below, as revised to reflect the assumption of the Plan by the Company and the status of the Company as the successor corporation to W. P. Carey:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan.

“Award” or “Awards”, except where referring to a particular category of grant under the Plan, shall include Share Options, Restricted Share Awards, Restricted Share Units, Performance Share Awards, Performance Share Units and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Cause” means and shall be limited to a vote of the Board to the effect that the participant should be dismissed as a result of (i) any material breach by the participant of any agreement to which the participant and the Company or an Affiliate are parties, (ii) any act (other than retirement) or omission to act by the participant, including without limitation, the commission of any crime (other than ordinary traffic violations) that may have a material and adverse effect on the business of the Company or any Affiliate or on the participant’s ability to perform services for the Company or any Affiliate, or (iii) any material misconduct or neglect of duties by the participant in connection with the business or affairs of the Company or any Affiliate.

“Change of Control” is defined in Section 13.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means any Committee of the Board referred to in Section 2.

“Disability” means disability as set forth in Section 409A(a)(2)(C) of the Code.

“Dividend Equivalent Right” means a right, granted under Section 8, to receive cash, Shares or other property equal in value to dividends paid with respect to a specified number of Shares.

“Effective Date” means the date set forth in Section 15.

“Eligible Director” means members of the Board who are employees of the Company, its Subsidiaries or their Affiliates and who are not Non-Employee Directors.

“Fair Market Value” on any given date means the last reported sale price at which a Share is traded on such date or, if no Share is traded on such date, the most recent date on which Shares were traded, as reflected on the New York Stock Exchange or, if applicable, any other national stock exchange which is the principal trading market for the Shares.

“Non-Employee Director” means a member of the Board who: (i) is not currently an officer of the Company or any Affiliate; (ii) does not receive compensation for services rendered to the Company or any Affiliate in any capacity other than as a Director; (iii) does not possess an interest in any transaction with the Company for which disclosure would be required under the securities laws; and (iv) is not engaged in a business relationship with the Company for which disclosure would be required under the securities laws.

“Option” or “Share Option” means any option to purchase Shares granted pursuant to Section 5.

“Performance Share Award” means Awards granted pursuant to Section 7.

“Performance Share Unit” means Awards granted pursuant to Section 7.

“Restricted Share Award” means Awards granted pursuant to Section 6.

“Restricted Share Unit” means Awards granted pursuant to Section 6.

“Shares” means shares of the common stock of the Company, par value $0.001 per share, subject to adjustment pursuant to Section 3.

“Subsidiary” means any entity (other than the Company) in an unbroken chain of entities, beginning with the Company if each of the entities (other than the last entity in the unbroken chain) owns equity possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in the chain.

SECTION 2

Administration of Plan; Committee Authority to Select Participants

and Determine Awards

(a) Committee. The Plan shall be administered by a committee of not less than two directors, as appointed by the Board from time to time (the “Committee”) who are “non-employee directors” as then defined under Rule 16b-3 of the Act and “independent” directors under the rules of the New York Stock Exchange, which shall initially be the Compensation Committee of the Board.

(b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the officers, employees and Eligible Directors of the Company and Affiliates to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Share Options, Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units and Dividend Equivalent Rights, or any combination of the foregoing, granted to any officer, employee or Eligible Director;

(iii) to determine the number of Shares to be covered by any Award granted to an officer, employee, Eligible Director or Affiliate;

(iv) to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award granted to an officer, employee or Director, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

(v) to accelerate the exercisability or vesting of all or any portion of any Award granted to a participant;

(vi) subject to the provisions of Section 5(ii) of the Plan and Section 409A of the Code, to extend the period in which Share Options may be exercised;

(vii) to determine, consistent with the provisions of Section 409A of the Code, whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award granted to a participant shall be deferred either automatically or at the election of the participant and whether and to what extent the Company will pay or credit amounts equal to interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

(viii) to adopt, alter and repeal such rules and guidelines for administration of the Plan and for its own acts as it shall deem advisable; to interpret the terms, the Plan and any Award (including related written instruments) granted to a participant; and to decide all disputes arising in connection with and make all determinations it deems advisable for the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

SECTION 3

Shares Issuable under the Plan; Mergers; Substitution

(a) Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be 3,600,000. For purposes of this limitation, the Shares underlying any Awards, including Dividend Equivalent Rights, which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan so long as the participants to whom such Awards had been previously granted received no benefits of ownership of the underlying Shares to which the Award related. Notwithstanding the foregoing, the following Shares shall not become available for purposes of the Plan: (1) Shares previously owned or acquired by an awardee that are delivered to the Company, or withheld from an Award, to pay the exercise price, or (2) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation. Shares issued under the Plan may be unissued Shares or Shares reacquired by the Company.

(b) Shares, Dividends, Mergers, etc. In the event of any recapitalization, reclassification, split-up or consolidation of Shares, separation (including a spin-off), dividend on Shares payable in securities of the Company (including Shares), or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, the Committee shall make such appropriate adjustments in the exercise prices of Awards, including Awards then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to Awards under the Plan, including Awards then outstanding, and in the number of Shares with respect to which Awards may be granted (in the aggregate and to individual participants) in a manner consistent with Section 409A of the Code and as the Committee deems equitable with a view toward maintaining the proportionate interest of the participant and preserving the value of the Awards.

(c) Substitute Awards. The Committee may grant Awards under the Plan in substitution for share and share-based awards held by employees of another corporation who concurrently become employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or Shares of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 4

Eligibility

Participants in the Plan are those Eligible Directors and such full or part-time officers and other employees of the Company, its Subsidiaries and its Affiliates who are responsible for or contribute to the management, growth or profitability of the Company, its Subsidiaries and its Affiliates and who are selected from time to time by the Committee, in its sole discretion.

SECTION 5

Share Options

Subject to the terms of the Plan, any Share Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee in its discretion may grant Share Options to employees of the Company, Subsidiaries or any Affiliate. Share Options granted to Eligible Directors and employees pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(i) Exercise Price. The per share exercise price of a Share Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant. The per share exercise price of a Share Option shall not be less than 100% of the Fair Market Value of the Shares underlying the Share Option on the date of grant. The exercise price of any outstanding Share Option may not be reduced, whether through amendment, cancellation or replacement, unless such reduction is approved by the shareholders of the Company.

(ii) Option Term. The term of each Share Option shall be fixed by the Committee, but no Share Option shall be exercisable more than ten years after the date the option is granted.

(iii) Exercisability; Rights of a Shareholder. Share Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Share Option. An optionee shall have the rights of a shareholder only as to Shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.

(iv) Method of Exercise. Share Options may be exercised in whole or in part, by giving written, electronic or telephonic notice of exercise to the Company or its agent, in a method acceptable to the Company, specifying the number of Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

(A) In cash (by certified, bank check, money order or other instrument acceptable to the Committee);

(B) In the form of delivered Shares that are not then subject to restrictions, or Shares withheld from the exercise of the Award, in either case if permitted by the Committee in its discretion. Such surrendered or withheld shares shall be valued at Fair Market Value on the exercise date;

(C) Any combination of cash and such Shares, if the use of Shares is permitted by the Committee in its discretion, in the amount of the full purchase price for the number of Shares as to which the Option is exercised; provided, however, that any portion of the option price representing a fraction of a share shall be paid by the Optionee in cash; or

(D) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

The delivery of certificates representing Shares to be purchased pursuant to the exercise of the Share Option or electronic or book-entry recordation thereof will be contingent upon receipt from the optionee by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Share Option or applicable provisions of laws. If the option price is paid in cash, the exercise of the stock option shall not be deemed to occur and no Shares will be issued until the Company has received full payment in cash (including check, bank draft or money order) for the option price, whether from the optionee, or from a broker or other agent.

(v) Non-transferability of Options. No Share Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, except that Share Options may be transferred by gifting for the benefit of a participant’s descendants for estate planning purposes or pursuant to a certified domestic relations order. All Share Options shall be exercisable, during the optionee’s lifetime, only by the optionee.

(vi) Termination of Employment by Death. If any optionee’s service with the Company and its Affiliates terminates by reason of death, the Share Option may thereafter be exercised, to the extent exercisable at the date of death, or to the full extent of the option or any portion thereof, at the Committee’s discretion, by the legal representative or legatee of the optionee, for a period of six months (or such longer period as the Committee shall specify at any time) from the date of death, or until the expiration of the stated term of the Option, if earlier.

(vii) Termination of Employment by Reason of Disability.

(A) Any Share Option held by an optionee whose service with the Company and its Affiliates has terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable at the time of such termination or to the full extent of the option or any portion thereof, at the Committee’s discretion, by the optionee or the legal representative of the optionee, for a period of twelve months (or such longer period as the Committee shall specify at any time) from the date of such termination of service, or until the expiration of the stated term of the Option, if earlier.

(B) The Committee shall have sole authority and discretion to determine whether a participant’s service has been terminated by reason of Disability.

(C) Except as otherwise provided by the Committee at the time of grant or otherwise, the death of an optionee during a period provided in this Section 5(vii) for the exercise of a Share Option shall operate to extend such period for six months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.

(viii) Termination for Cause. Unless otherwise determined by the Committee in its discretion, if any optionee’s service with the Company or its Affiliates has been terminated for Cause, any Share Option held by such optionee shall immediately terminate and be of no further force and effect.

(ix) Other Termination. Unless otherwise determined by the Committee in its discretion, if an optionee’s service with the Company and its Affiliates terminates for any reason other than death, Disability, or for Cause, any Share Option held by such optionee may thereafter be exercised for such period as the Committee shall specify at any time, but in no event later than the expiration of the stated term of the option.

(x) Restrictions on Shares. Shares issued upon exercise of a Share Option shall be free of all restrictions under the Plan, except as otherwise provided herein.

(xi) Agreement or Notice. Share Options shall be evidenced by an agreement or notice thereof.

SECTION 6

Restricted Share Awards and Restricted Share Units

(a) Nature of Restricted Share Award and Restricted Share Units. The Committee may grant Restricted Share Awards and Restricted Share Units to Eligible Directors and employees of the Company, a Subsidiary or any Affiliate. A Restricted Share Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Committee, Shares subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Shares”). A Restricted Share Unit represents a right to receive Shares or cash based upon conditions as the Committee may determine at the time of grant (“Restricted Share Units”). Conditions may be based on continuing service and/or achievement of pre-established performance goals and objectives.

(b) Acceptance of Award. A participant who is granted a Restricted Share Award or Restricted Share Unit which requires the making of a payment to the Company shall have no rights with respect to such Award unless the participant shall have accepted the Award within 60 days (or such shorter date as the Committee may specify) following the award date by making payment to the Company by certified or bank check or other instrument or form of payment acceptable to the Committee in an amount equal to the specified purchase price, if any, of the Shares, covered by the Award and by executing and delivering to the Company a written instrument that sets forth the terms and conditions of the Restricted Shares or Restricted Share Unit in such form as the Committee shall determine. Restricted Share Awards or Restricted Share Units will otherwise be evidenced by notice thereof.

(c) Rights as a Shareholder. Upon complying with Section 6(b) above, a participant shall have all the rights of a shareholder with respect to the Restricted Shares including voting and dividend rights, subject to transferability restrictions and Company repurchase or forfeiture rights described in this Section 6 and subject to such other conditions contained in the written instrument evidencing the Restricted Share Award. Unless the Committee shall otherwise determine, certificates evidencing Restricted Shares shall remain in the possession of the Company until such shares are vested as provided in Section 6(e) below. Holders of Restricted Share Units shall not have the rights of shareholders until Shares are issued in satisfaction thereof, but may have Dividend Equivalent Rights, as determined by the Committee.

(d) Restrictions. Restricted Shares and Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein.

(e) Vesting of Restricted Shares and Restricted Share Units. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and Restricted Share Units and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be Restricted Shares or Restricted Share Units and shall be deemed “vested.”

(f) Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Share Award and/or Restricted Share Unit may require or permit the immediate payment, waiver, deferral or investment of dividends or Dividend Equivalent Rights paid on the Restricted Shares or Restricted Share Units.

(g) Termination. Except as may otherwise be provided by the Committee at any time prior to termination of service, a participant’s rights in all Restricted Share Awards and Restricted Share Unit Awards shall automatically terminate upon the participant’s termination of service with the Company, its Subsidiaries and its Affiliates for any reason (including, without limitation, death, Disability and for Cause).

SECTION 7

Performance Share Awards and Performance Share Units

(a) Nature of Performance Shares and Performance Share Units. A Performance Share Award is an award entitling the recipient to acquire Shares upon the attainment of specified performance goals. A Performance Share Unit represents a right to receive Shares or cash based upon the achievement, or level of achievement, of one or more performance goals established by the Committee at the time of grant. The Committee may make Performance Share Awards and Performance Share Unit Awards independent of or in connection with the granting of any other Award under the Plan. Performance Share Awards and Performance Share Units may be granted under the Plan to Eligible Directors and employees of the Company, a Subsidiary or any Affiliate, including those who qualify for awards under other performance plans of the Company. The Committee in its sole discretion shall determine whether and to whom Performance Share Awards and Performance Share Units shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares and Performance Share Units; provided, however, that the Committee may rely on the performance goals and other standards applicable to other performance based plans of the Company in setting the standards for Performance Share Awards and Performance Share Units under the Plan.

(b) Restrictions on Transfer. Performance Share Awards and Performance Share Units and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c) Rights as a Shareholder. A participant receiving a Performance Share Award shall have the rights of a shareholder only as to Shares actually received by the participant under the Plan and not with respect to Shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a Share certificate evidencing the acquisition of Shares under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Committee). Holders of Performance Share Units shall not have the rights of shareholders until Shares are issued in satisfaction thereof, but may have Dividend Equivalent Rights, as determined by the Committee. The written instrument evidencing the Performance Share Award and/or Performance Share Unit may require or permit the immediate payment, waiver, deferral or investment of dividends or Dividend Equivalent Rights paid on the Performance Award and/or Performance Share Units.

(d) Termination. Except as may otherwise be provided by the Committee at any time prior to termination of service, a participant’s rights in all Performance Share Awards and Performance Share Unit Awards shall automatically terminate upon the participant’s termination of service with the Company, its Subsidiaries and its Affiliates for any reason (including, without limitation, death, Disability and for Cause).

(e) Acceleration, Waiver, Etc. At any time prior to the participant’s termination of service with the Company and its Affiliates, the Committee may in its sole discretion accelerate, waive or, subject to Section 12, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award or Performance Share Unit; provided, however, that in no event shall any provision of the Plan be construed as granting to the Committee any discretion to increase the amount of compensation payable under any Performance Share Award or Performance Share Unit, and the Committee shall have no such discretion notwithstanding any provision of the Plan to the contrary.

SECTION 8

Dividend Equivalent Rights

A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would be paid on the Shares specified in the Dividend Equivalent Right

(or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend Equivalent Rights credited to a participant may be paid currently, on a deferred basis, or may be deemed to be reinvested in additional Shares. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

SECTION 9

Tax Withholding

(a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includible in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(b) Payment in Shares. A participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company Shares owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 10

Transfers

For purposes of the Plan, a transfer to the employment of the Company from a Subsidiary or an Affiliate or from the Company to a Subsidiary or an Affiliate, or from one Subsidiary or Affiliate to another shall not be deemed a termination of service.

SECTION 11

Amendments and Termination

The Board may at any time amend, terminate or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent; and provided further that no amendment of the Plan shall be made without shareholder approval if shareholder approval of the amendment is at the time required for awards under the Plan to qualify for the exemption from Section 16(b) of the Act provided by Rule 16b-3 or by the rules of the New York Stock Exchange or any stock exchange on which the Shares may then be listed, or otherwise amend the Plan in any manner that would cause awards under the Plan not to qualify for the exemption provided by Rule 16b-3.

SECTION 12

Status of Plan

With respect to the portion of any Award which has not been exercised and any payments in cash, Shares or other consideration not received by a participant, a participant shall have no rights greater than those of a general unsecured creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

SECTION 13

Change of Control Provisions

Upon the occurrence of a Change of Control as defined in this Section 13:

(a) Each Share Option shall automatically become fully exercisable unless the Committee shall otherwise expressly provide at the time of grant.

(b) Restrictions and conditions on Awards of Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units and Dividend Equivalent Rights shall automatically be deemed waived, and the recipients of such Awards shall become entitled to receipt of the maximum amount of Shares subject to such Awards unless the Committee shall otherwise expressly provide at the time of grant; provided that the payment date of any Awards that are considered to be deferred compensation shall not be accelerated.

(c) Unless otherwise expressly provided at the time of grant, participants who hold Share Options shall have the right, in lieu of exercising the Option, to elect to surrender all or part of such Option to the Company and to receive cash in an amount equal to the excess of (i) the Fair Market Value of a Share on the date such right is exercised over (ii) the exercise price per share under the Option, multiplied by the number of Shares with respect to which such right is exercised.

(d) “Change of Control” shall mean the occurrence of any one of the following events:

(i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Act

(other than Wm. Polk Carey, the Carey Family, the W. P. Carey Foundation, the Company, any of its Subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Eligible Directors (“Voting Securities”) or (B) the then outstanding Shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

(ii) persons (as defined in the previous subsection) who, as of the Effective Date, constitute the Company’s Board of Eligible Directors (the “Incumbent Eligible Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a Eligible Director of the Company subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Eligible Directors shall, for purposes of this Plan, be considered an Incumbent Eligible Director; or

(iii) the Shareholders of the Company shall approve (A) any consolidation or merger of the Company or any Subsidiary where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting equity of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company other than to an entity with respect to which, following such sale or disposition, the shareholders of the Company immediately prior to the sale own more than eighty percent (80%) of, respectively, the outstanding shares of stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of the board of such entity, or (C) any plan or proposal for the liquidation or dissolution of the Company;

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of Shares outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 25% or more of the Shares then outstanding or (y) the proportionate voting power represented by the Shares beneficially owned by any person to 25% or more of the combined voting power of all then outstanding voting Securities; provided, however , that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other Voting Securities (other than pursuant to a Share split, Share dividend, or similar transaction), then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i). For purposes of the foregoing, “Carey Family” shall mean Wm. Polk Carey, his spouse, and lineal descendants and his brothers and brothers-in-law, sisters and sisters-in-law and each of their lineal descendants.

SECTION 14

General Provisions

(a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No Shares shall be issued pursuant to an Award until all applicable securities laws and other legal and Shares exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Shares and Awards as it deems appropriate.

(b) Delivery or Recordation of Shares. Delivery of Shares certificates or electronic or book-entry recordation thereof to participants under this Plan shall be deemed effected for all purposes when the Company or a Share transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company or otherwise recorded ownership thereof.

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary or Affiliate. In the discretion of the Committee, Awards authorized under the Plan may be used in connection with, or to satisfy obligations of the Company or a Subsidiary or Affiliate under, other compensation or incentive plans, programs or arrangements of the Company or any Subsidiary or Affiliate for eligible participants.

(d) Code Section 409A Compliance. The Plan is not intended to provide for deferred compensation, except to the extent as may be permitted pursuant to individual agreements with Awardees. To the extent that the Plan or any related agreement may be subject to Section 409A of the Code, it shall be construed in a manner to comply with the requirements thereof, including good faith, reasonable statutory interpretations that are contrary to the terms of the Plan or related agreement. Consistent with that intent, the Plan and related agreements shall be interpreted in a manner consistent with Section 409A of the Code. In the event that any provision that is necessary for the Plan or related agreement to comply with Section 409A of the Code is determined by the Company to have been omitted, such omitted provision shall be deemed to be included herein and is hereby incorporated as part of the Plan or related agreement, as applicable.

SECTION 15

Effective Date and Duration of Plan

The effective date of this Plan shall be June 11, 2009, subject to approval of the shareholders of W. P. Carey. No Awards may be granted under the Plan subsequent to June 10, 2019.

SECTION 16

Governing Law

This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, to the extent applicable, without regard to conflicts of laws principles.